EXHIBIT 99.01

DEER VALLEY CORPORATION ANNOUNCES THE ADDITION OF THREE NEW DIRECTORS TO ITS
BOARD

September  26,  2006

Deer Valley Corporation (OTCBB: DVLY) (referred to herein as "Deer Valley" or the "Company"), announced that at a meeting held on September 21, 2006, the Company's Board of Directors elected three new directors to fill vacant Board positions. The election of Mr. Joel S. Logan, Mr. Steve Lawler and Mr. Chet Murphree, formally brought to the Board the broad, in-depth, technical and historical knowledge of the manufactured housing industry and of the Company that had previously been concentrated at the operating subsidiary level.

At a special meeting of shareholders held on July 24, 2006, the Company's Board of Directors had been reconfigured by the election of three directors from outside the manufacturing industry. The election of those directors by the shareholders extended the Board's expertise in matters related to accounting and public company governance.

Mr. Charles G. Masters, the Chairman of Deer Valley's Board and CEO, stated, "The recent actions taken by the shareholders and the subsequent actions of the Board have resulted in a composite Board membership that is appropriate for a company of our size and level of growth in revenue and operating profits. This Board understands the competitive nature of the housing industry at this time, and the responsibilities as well as the opportunities that are inherent in participating in the public market. In an industry that is experiencing consolidation, Deer Valley, throughout its relatively brief history, has been a product innovator and one of the market leaders in growth. The six men who have joined our Board this quarter have accepted the challenge to work diligently in the ongoing process of converting our growth into ever increasing shareholder value."

BY WAY OF THIS ANNOUNCEMENT, WE WELCOME OUR THREE NEWEST MEMBERS TO THE DEER VALLEY BOARD:

JOEL STEPHEN LOGAN, II is a corporate Director, President, and General Manager of Deer Valley Homebuilders, Inc. ("DVHB"). Mr. Logan is well known throughout the manufactured home industry having founded and operated two successful companies in the industry. Since leading the group that founded DVHB in 2004, Mr. Logan has served as Chairman of the Board, General Manager and President of that company. In 1996, Mr. Logan led the group that founded a manufactured housing company, Pinnacle Homes of Alabama. Mr. Logan he served as served as President and General Manager of Pinnacle until the company was purchased in 1998. Following the buy-out, Pinnacle became a division of Patriot Homes of Indiana, and he continued as General Manager of the Pinnacle Division until 2003. Mr. Logan holds a degree in Business Administration Mississippi State University.

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CHARLES  L.  MURPHREE, JR. ("Chet") is a corporate Director, Vice President, and
Regional Sales DVHB. As one of the founders of DVHB, since April of 2004 Mr. Murphree has served as a Corporate Director, Sales Manager and Vice President of Deer Valley Homebuilders, Inc. From 2003 until 2004, Mr. Murphree served as Plant Manager for Clayton Homes, Inc. From 2000 through 2003, Mr. Murphree worked as General Manager of the Energy and LifeStyle Divisions of Southern Energy Homes, Inc. Mr. Murphree graduated from the University of Alabama Huntsville with a Bachelor of Science in Business Administration.

JOHN STEVEN LAWLER, is a Corporate Director and Director of Finance of DVHB. As part of the DVHB's founding group, since April 2004 Mr. Lawler, a certified public accountant, has served as Director of Finance for DVHB. From 2001 until 2004, he served as ERP and IT Project Manager for Cavalier Homes, Inc. From 1999 until 2001, Mr. Lawler worked as the ERP Team Leader for Financial Accounting for Cavalier Homes, Inc. Mr. Lawler holds a Bachelor of Science in Business Administration from the University of Alabama.

ABOUT  DEER  VALLEY  CORPORATION

Deer Valley Corporation is a manufactured home builder with manufacturing plants in Guin and Sulligent, Alabama. The Company is dedicated to offering exceptionally high quality homes that are delivered with a sense of warmth, friendliness, and personal pride. The management of the Company has over 125 years of combined industry experience from various backgrounds including general management, production, sales, customer service, and finance. Additional information can be found at http://www.deervalleyhb.com.

The corporate offices are located at 4902 Eisenhower Blvd., Suite 185, Tampa, FL 33634. Questions may be addressed to Charles G. Masters, CEO, at (813) 885-5998.

Forward-Looking-Statement: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the effect of changing economic conditions, competition within the manufactured home industry, customer acceptance of products and other risks and uncertainties. Such forward-looking statements are not guarantees of performance, and Deer Valley's results could differ materially from those contained in such statements. You can generally identify forward-looking statements through words and phrases such as "forecast", "seek", "anticipate", "believe", "estimate", "expect", "intend", "plan", "budget", "project", "may be", "may continue", "may likely result", and similar expressions. These forward-looking statements speak only as of the date of this release, and Deer Valley undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this.

Contact Information:

Deer Valley Corporation, Tampa Florida
Charles G. Masters (813) 885-5998

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